EXHIBIT 99.1

SGS REPORTS 2010 RECORD REVENUE OF $352.7 MILLION AND RECORD NET INCOME OF $21.2 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales for 2010 were $352.7 million, an increase of $29.2 million, or 9.0% versus 2009 sales of $323.5 million. Sales in 2010 are an all-time record for SGS. The increase in year-to-year sales was primarily driven by volume growth across our customer base, most notably with large consumer packaged goods companies. The majority of the revenue growth was achieved in the United States and Canada. In addition to strong sales growth, revenue was also positively impacted by the weakening of the US Dollar versus the Canadian Dollar, which increased sales reported in US currency by $5.5 million. Net of all currency fluctuations, which positively impacted sales reported in US currency by $5.1 million, sales increased $24.1 million, or 7.4% versus 2009. Gross margin percentage (exclusive of depreciation) in 2010 was 40.3% compared to 37.3% for 2009. The improvement is due to a combination of factors, including the benefits of cost cutting initiatives implemented in prior years and leveraging our existing resources on increased sales volumes.

For the fourth quarter of 2010, sales increased by $3.3 million, or 4.0%, to $84.9 million versus $81.6 million for the same period in 2009. Currency fluctuations positively impacted sales by $0.4 million during the fourth quarter of 2010 versus the same quarter in 2009. Excluding currency fluctuations and acquisitions, sales increased $2.9 million, or 3.6%, in the fourth quarter of 2010 compared to the fourth quarter of 2009. Gross margin percentage (exclusive of depreciation) in the fourth quarter of 2010 was 37.8% compared to 39.5% for the fourth quarter of 2009.

Net income for 2010 was $21.2 million, an all-time record for the company. This was an improvement of $7.1 million from the $14.1 million net income recorded in 2009. Our performance in 2009 included a one-time $6.4 million after-tax gain ($10.5 million before-tax) on the repurchase of $25.5 million of outstanding debt instruments in February of 2009. Excluding that one-time gain, net income was up $13.5 million from $7.7 million in 2009 to $21.2 million in 2010. The increase in net income was primarily due to the increase in revenue, cost control and reduced interest expense resulting from our focus on debt reduction and lower interest rates.

Net income for the fourth quarter of the year was $1.7 million. This was a decrease of $0.6 million compared to a net income of $2.3 million recorded in the same period in 2009. The decrease was primarily due to increased investments in 2010 in sales and marketing ahead of expected revenue growth.

EBITDA (a non-GAAP measure) increased by $18.7 million from $69.6 million for 2009 to $88.3 million for 2010, which is an all-time company record. Included in these EBITDA figures are integration and consolidation costs, debt refinancing and management fees totaling $2.0 million in 2010 and $4.3 million in 2009. EBITDA in the fourth quarter of 2010 decreased by $1.4 million, from $19.3 million in 2009 to $17.9 million in 2010. Included in the fourth quarter 2010 EBITDA are costs of $0.6 million related to integration and consolidation costs, debt refinancing and management fees. This compares to $0.5 million of such costs during the fourth quarter of 2009. The reconciliation of the non-GAAP measure, EBITDA, to a GAAP measure, net income, is as follows:
	Quarter Ended 12/31/10 (in millions)	Quarter Ended 12/31/09 (in millions)	Year Ended 12/31/10 (in millions)	Year Ended 12/31/09 (in millions)
Revenue	$ 84.9	$ 81.6	$ 352.7	$ 323.5

Net income	1.7	2.3	21.2	14.1

Subtract:
Gain on Debt Extinguishment	--	--	--	10.5

Add:
Depreciation and amortization	6.3	6.0	23.9	23.6
Amortization recorded through net sales	0.2		0.7
Other expense	0.2	0.8	0.6	1.8
Interest expense	6.6	7.6	26.6	29.9
Income tax provision	2.9	2.6	15.3	10.7

EBITDA	$ 17.9	$ 19.3	$ 88.3	$ 69.6

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are very pleased with our results for 2010. We had significant organic revenue growth, set records for revenue, EBITDA and net income, made payments of $42.4 million on our senior credit facility, and grew our customer base."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Tuesday, March 15, 2011. Please dial (1-800-230-1951) in the USA or (1-612-332-0107) internationally to access the call. The conference ID number is 195375.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.